QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

[PHOTOGEN LOGO]

Brooks Boveroux, CFO
Photogen Technologies, Inc.
(215) 862-6860

Brian Ritchie
Noonan Russo Presence
(212) 845-4269

Photogen Technologies Delays Vote on Financing

        New Hope, Penn., September 26, 2002—Photogen Technologies, Inc. (Nasdaq: PHGN) announced that today's annual meeting of stockholders at which it had planned to present, among other things, a $16 million financing package to its shareholders for approval, was adjourned without taking any actions on the matters to be voted upon. The Company's President and CEO, Dr. Williams, stated that the principal investors in that financing transaction had indicated that at this time they might not fund the full amount under the current terms. Dr. Williams indicated that the Company was in discussions to determine if there was an opportunity to restructure the transaction to one that the Board could recommend and that the shareholders could consider voting upon. The adjournment was to a day uncertain. The Company said that notice would be provided to the shareholders along with appropriate information when developments become more certain.

        Photogen Technologies, Inc. is developing a platform of innovative products with current development programs focused on cardiovascular imaging (entering Phase 1-2 clinical studies) and the diagnosis of cancer metastasizing to lymph nodes (entering Phase 2 clinical studies).

        Statements in this release that are not strictly historical are "forward-looking" statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks that may cause Photogen's actual results in the future to differ materially from expected results. These risks and uncertainties include the ability of the company: to develop a product and obtain regulatory approval for its use, to obtain necessary financing to support its development programs, to obtain supplies of drug product and to maintain and defend intellectual property protection for its proprietary products, and avoid infringing intellectual property rights of third parties. These and other risks are described and qualified in their entirety by cautionary language and risk factors set forth in the company's filings from time to time with the Securities and Exchange Commission.

QuickLinks

  Exhibit 99.1